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Exhibit 99.1

OLD SECOND BANCORP, INC.

For Immediate Release

For additional information contact:
Doug Cheatham, Sr. Vice President and CFO
(630) 906-5484

OLD SECOND BANCORP, INC. ANNOUNCES A TENDER OFFER FOR UP TO
650,000 SHARES OF COMMON STOCK AND THE OFFERING OF
TRUST PREFERRED SECURITIES

        Aurora, Illinois, May 20, 2003—Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced that it will commence a tender offer to purchase for cash up to 650,000 shares of its common stock, $1.00 par value, for a purchase price of $42.50 per share. Old Second also announced today that it has filed a registration statement relating to the offering of $25 million of trust preferred securities. The Company anticipates funding the repurchase of the shares pursuant to the tender offer primarily with the proceeds from the trust preferred securities transaction.

        William B. Skoglund, President and Chief Executive Officer of Old Second Bancorp, stated, "We are excited about our ability to repurchase shares of our common stock and believe that it is an opportunity to improve our capital mix by substituting some of our common stock with trust preferred securities. The tender offer will also allow our stockholders to sell all or a part of their shares on more favorable terms than they otherwise could receive in the open market."

Tender Offer

        The tender offer will commence today and will expire at 5:00 p.m., Aurora, Illinois time, on Tuesday, June 24, 2003, unless otherwise extended. Tendered securities may be withdrawn at any time prior to the expiration date. The terms and conditions of the tender offer are set forth in Old Second Bancorp's Offer to Purchase, dated May 20, 2003, and the related Letter of Transmittal. Copies of these and other related documents will be mailed to all stockholders. Completion of the tender offer is conditioned upon certain terms and conditions described in the Offer to Purchase. Subject to applicable law, Old Second Bancorp may, in its sole discretion, waive any condition applicable to the tender offer and may extend or otherwise amend the tender offer.

        Howe Barnes Investments, Inc., Chicago, Illinois, is the information agent and deal manager for the tender offer and The Old Second National Bank of Aurora is the depositary. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained at no charge from the information agent or from the website of the Securities and Exchange Commission at www.sec.gov. Additional information concerning the terms of the tender offer, including all questions relating to the mechanics of the tender offer, may be obtained by contacting The Old Second National Bank of Aurora at (630) 906-5480 or Howe Barnes Investments, Inc. at (800) 929-4693.

        Neither Old Second Bancorp nor its board of directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering any or all of such stockholder's shares in the offer and has not authorized any person to make any such recommendation. The Offer to Purchase, Letter of Transmittal and related documents contain important information. Stockholders should read them carefully before deciding whether to accept or reject the offer to repurchase.

Trust Preferred Securities

        A registration statement relating to the trust preferred securities has been filed with the Securities and Exchange Commission but has not yet become effective. Old Second Bancorp is offering up to

2,500,000 trust preferred securities with a liquidation amount of $10.00 per security. Howe Barnes Investments, Inc. is the managing underwriter for the offering.

        The offering of trust preferred securities is being made only by means of a written prospectus. To obtain a copy of the written prospectus, please contact Howe Barnes Investments, Inc. at 135 South LaSalle Street, Suite 1500, Chicago, Illinois 60603.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        INVESTORS AND STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER MATERIALS AND THE REGISTRATION STATEMENT REFERRED TO IN THIS PRESS RELEASE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER MATERIALS AND THE REGISTRATION STATEMENT HAVE BEEN FILED BY OLD SECOND BANCORP WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE DOCUMENTS AND OTHER DOCUMENTS FILED BY OLD SECOND BANCORP FROM HOWE BARNES INVESTMENTS OR AT THE SEC'S WEBSITE AT WWW.SEC.GOV.

        Forward Looking Statements: This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, anticipates, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review the Company's filings with the Securities and Exchange Commission.

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For Immediate Release
OLD SECOND BANCORP, INC. ANNOUNCES A TENDER OFFER FOR UP TO 650,000 SHARES OF COMMON STOCK AND THE OFFERING OF TRUST PREFERRED SECURITIES
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